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                                                                     EXHIBIT 8.2

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March 20, 1998

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia  30326

     Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares issued pursuant to the Agreement and Plan of Reorganization by and between Premier Bancshares, Inc. ("Premier") and The Bank Holding Company ("BHC") dated as of December 3, 1997 (the "Reorganization Agreement")

Ladies and Gentlemen:

     We have acted as counsel to Premier in connection with the registration of 2,170,447 shares of its Common Stock, par value $1.00 per share (the "Common Stock") and 40,770 shares of its Preferred Stock (the "Preferred Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by Premier with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Reorganization, BHC, a Georgia banking corporation, will merge into Premier, pursuant to Georgia law, and each outstanding share of BHC Common Stock is to be converted into a number of shares of Premier Common Stock determined under a formula in the Reorganization Agreement and each share of BHC Preferred Stock will be converted into one share of Premier Preferred Stock. Cash will be paid in lieu of issuance of fractional shares. BHC shareholders are entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Reorganization Agreement, the Registration Statement and certificates dated March 13, 1998, updated until and through the date of Closing, in which officers of BHC and officers of Premier make certain representations on behalf of BHC and Premier regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

     In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are correct as of the date of this opinion and as of the Effective Time, and any representation or statement made "to the

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                                                        Premier Bancshares, Inc.
                                                                  March 20, 1998
                                                                          Page 2


best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that
(a) the Merger will be consummated in accordance with the Reorganization Agreement, and (b) BHC's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the BHC Common Stock.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

          (1) The Reorganization will constitute a "reorganization" within the meaning of Section 368 of the Code.

          (2) No gain or loss will be recognized by Premier or BHC by reason of the Merger.

          (3) No gain or loss will be recognized by the shareholders of BHC upon the receipt of Premier Common Stock solely in exchange for their shares of BHC Common Stock.

          (4) A shareholder of BHC who receives cash in lieu of a fractional share of Premier Common Stock will recognize gain as if the fractional share has been received and then redeemed for cash equal to the amount paid by Premier in respect of such fractional share.

          (5) The aggregate tax basis of the shares (including any fractional share interest) of Premier Common Stock received by shareholders of BHC who exchange all of their BHC Common Stock solely for shares of Premier Common Stock in the Reorganization will be the same as the aggregate tax basis of the shares of BHC Common Stock surrendered in exchange therefor.

          (6) The holding period of the shares (including any fractional share interest) of Premier Common Stock received in the Reorganization will include the period during which the shares (including any fractional share interest) of BHC Common Stock surrendered in exchange therefor were held, provided such shares (including any fractional share interest) of BHC Common Stock were held as capital assets at the Effective Time.

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                                                       Premiere Bancshares, Inc.
                                                                  March 20, 1998
                                                                          Page 3


          (7) No gain or loss will be recognized by the shareholders of BHC upon the receipt of Premier Preferred Stock solely in exchange for their shares of BHC Preferred Stock, assuming the BHC Preferred Stock is "nonqualified preferred stock", as defined in
               Section 351(g)(2) of the Internal Revenue Code of 1986, as amended. Section 354(a)(2)(C)(i), which was added by the Taxpayer Relief Act of 1997, provides that nonqualified preferred stock received for stock other than nonqualified preferred stock shall be treated as a taxable transaction. The Premier Preferred Stock is nonqualified preferred stock, as such term is defined in
               Section 351(g)(2). Applying the principles of Section 351(g)(2), the BHC Preferred Stock meets the definition of nonqualified preferred stock, subject to the fact that it was created prior to the effective date of the Taxpayer Relief Act of 1997. Assuming that the IRS takes the position that preferred stock created prior to effective date of the 1997 Tax Act can constitute nonqualified preferred stock, then the BHC Preferred Stock surrendered for the Premier Preferred Stock shall constitute a nonqualified preferred stock for nonqualified preferred stock exchange and therefore should not result in gain or loss to the BHC Preferred Shareholders. However, if the IRS takes a contrary position, the BHC Preferred Shareholders will recognize gain, if any, upon the receipt of the Premier Preferred Stock solely in exchange for their BHC Preferred Stock. The gain, if any, shall equal the difference between the fair value of the Premier Preferred Stock received less the shareholder's adjusted basis in the BHC Preferred Stock surrendered. The character of the gain as ordinary or capital will be determined as provided in IRC Section 356(b).

          (8) Assuming the BHC Preferred Stock is treated as nonqualified preferred stock, the aggregate tax basis of the shares (including any fractional share interest) of Premier Preferred Stock received by Shareholders of BHC who exchange all of their BHC Preferred Stock solely for shares Premier Preferred Stock in the reorganization will be the same as the aggregate tax basis of the shares (including any fractional share interest) of BHC Preferred Stock surrendered in exchange therefor.

          (9) Assuming the BHC Preferred Stock is treated as nonqualified preferred stock, the holding period of the shares (including any fractional share interest) of Premier Preferred Stock received in the reorganization will include the period during which the shares (including any fractional share interest) of BHC Preferred Stock surrendered in exchange therefore were held, provided such shares (including any fractional share interest) of BHC Preferred Stock were held as capital assets at the Effective Time.


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                                                        Premier Bancshares, Inc.
                                                                  March 20, 1998
                                                                          Page 4


     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.
The opinions stated with respect to shares of BHC Common Stock do not apply to any stock rights, warrants or options to acquire BHC Common Stock. The opinions stated as to BHC shareholders are general in nature and do not necessarily apply to any particular BHC shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired BHC Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY--The Merger--Material Federal Income Tax Consequences," "THE Merger--The Merger Agreement--Conditions to the Merger," "THE Merger--Material Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing heading and to the filing of a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company